Exhibit 10.3.1

(Senior Executives, Long Term Performance Vesting)

LITHIA MOTORS, INC.

RESTATED RESTRICTED STOCK UNIT AGREEMENT

(Long Term Performance Vesting)

This Restated Restricted Stock Unit Agreement (“Agreement”), which amends and restates in its entirely the Restricted Stock Unit Agreement dated February 1, 2013, is entered into pursuant to the Amended and Restated 2003 Stock Incentive Plan (the “Plan”) as adopted by the Board of Directors and Shareholders of Lithia Motors, Inc., an Oregon corporation (the “Company”) and as amended from time to time. Unless otherwise defined herein, capitalized terms defined in this Agreement shall have the meanings as defined in the Plan. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan. Compensation paid pursuant to this Agreement is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

“Recipient”

Number of Restricted Stock Units (“RSUs”)

“Date of Grant”	March 8, 2013

1.     GRANT OF RESTRICTED STOCK UNIT AWARD

1.1     The Grant. The Company hereby awards to Recipient and Recipient accepts the award of RSUs specified above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”). Each RSU represents the right to receive one share of Class A Common Stock of the Company (a “Share”) on an applicable Settlement Date (as defined in Section 1.4 of this Agreement), subject to the terms of this Agreement and the Plan.

1.2     Forfeiture; Vesting.

(a)     Forfeiture. The RSUs are subject to forfeiture in accordance with the performance criteria specified in Section 1.2(b) of this Agreement. On the date that is the sixth anniversary of the Date of Grant, any RSUs that are not vested are forfeited.

(b)     Vesting. Subject to the continued employment of Recipient with the Company or any Subsidiary, a percentage of the RSUs shall vest, and no longer be subject to forfeiture, on February 1 of the year following the fiscal year in which the Company’s Pro Forma EPS (as defined in Section 1.2(c)) for the fiscal year meets or exceeds the performance thresholds (each an “EPS Threshold”) outlined in the following table.

EPS Threshold	Corresponding Vesting Percentage
$ 4.00	33%
$ 5.00	33%
$ 6.00	34%

(Senior Executives, Long Term Performance Vesting)

The number of RSUs that vest at any given time shall be rounded to the nearest whole RSU, except that if EPS meets or exceeds $6.00, all unvested RSUs shall vest. If more than one EPS Threshold is met or exceeded that was not met or exceeded previously, the corresponding vesting percentages for each EPS Threshold met or exceeded may be added together. Notwithstanding anything to the contrary, once the EPS meets or exceeds any particular EPS Threshold and RSUs are vested accordingly, no additional RSUs may vest in connection with EPS meeting or exceeding that particular EPS Threshold again.

Example 1: For fiscal year 2013, the $4.00 EPS Threshold was not met or exceeded. For fiscal year 2014, the Company’s Pro Forma EPS is $5.00. Because $5.00 is equal to the $5.00 EPS Threshold and greater than the $4.00 EPS Threshold, and because the $4.00 EPS Threshold was not previously met or exceeded, 66% (the corresponding vesting percentages for the $4.00 EPS Threshold and the $5.00 EPS Threshold, added together) of the RSUs vest effective February 1, 2015. If the Award were 1,000 RSUs, then 660 RSUs would vest effective February 1, 2015.

Example 2: For fiscal year 2013, the Company’s Pro Forma EPS is $4.50. Because $4.50 is higher than the $4.00 EPS Threshold, 33% of the RSUs vest effective February 1, 2014. If the Award were 1,000 RSUs, then 330 RSUs would vest on February 1, 2014. For fiscal year 2014, the Company’s earnings per share again is $4.50. While $4.50 is higher than the $4.00 EPS Threshold, 33% of the RSUs already vested because the Company’s earnings per share exceeded the $4.00 EPS Threshold for fiscal year 2013. Therefore, no additional RSUs vest effective February 1, 2015. For fiscal year 2015, the Company’s Pro Forma EPS is $6.00. Because EPS met or exceeded $6.00, all remaining RSUs, or 670 RSUs, vest effective February 1, 2016.

(c)     Calculation of Pro Forma EPS. “Pro Forma EPS” means the Company’s consolidated diluted income (loss) per share, as set forth in the audited consolidated statement of income for the Company and its subsidiaries for the fiscal year, excluding non-operational transactions or disposal activities, for example:

i.       asset impairment and disposal gain;

ii.      gains or losses on the sale of real estate or stores;

iii.     gains or losses on equity investment;

iv.     related income tax adjustments.

As soon as practicable after each fiscal year, the Director of Internal Audit of the Company shall calculate the Pro Forma EPS, and shall submit those calculations to the Committee.  At or prior to the regularly scheduled meeting of the Committee held in the first fiscal quarter, the Committee in its sole discretion shall determine and certify in writing (which may consist of approved minutes of the meeting) the Pro Forma EPS attained for the prior fiscal year and whether and to what extent the EPS Threshold set forth above has been attained. No Shares or other amounts shall be delivered or paid unless the Committee certifies the Pro Forma EPS.

The Committee may adjust Pro Forma EPS to include any of the following (provided such adjustment does not increase the amount of compensation that would otherwise be due upon attainment of unadjusted Pro Forma EPS): (A) any or all items that were excluded from the calculation of non-GAAP earnings as reflected in any published earnings release, (B) litigation or claim judgments, settlements or reserves, (C) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results and (D) any other non-operational items.

(Senior Executives, Long Term Performance Vesting)

1.3     Clawback. If the Company’s financial statements are restated within three years after it is determined that any EPS Threshold has been met or exceeded, the EPS for the applicable period shall be recalculated (the resulting number, the “Recalculated EPS”) based on the Company’s restated financial statements. If the Recalculated EPS is less than the EPS calculated before the Company’s financial statements were restated, Recipient shall repay to the Company the number of Shares calculated by subtracting the number of Shares Recipient would have received based on the Recalculated EPS from the number of Shares Recipient received (the “Excess Shares”) and any dividend paid on the Excess Shares (the “Excess Dividends”). If any Excess Shares are sold by Recipient before the Company’s demand for repayment (including any Shares withheld for taxes under Section 4 of this Agreement), Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The Committee may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.

If any portion of the Excess Shares and Excess Dividends was deferred under the RSU Deferral Plan effective January 1, 2012 (the “Deferral Plan”), that portion shall be recovered by canceling the amounts so deferred under the Deferral Plan and any dividends or other earnings credited under the Deferral Plan with respect to such cancelled amounts. The Company may seek direct repayment from Recipient of any Excess Shares, Excess Dividends and proceeds not so recovered and may, to the extent permitted by applicable law, offset such amounts against any compensation or other amounts owed by the Company to Recipient. In particular, such amounts may be recovered by offset against the after-tax proceeds of deferred compensation payouts under the Company’s Deferred Compensation Plan, the Company’s Supplemental Executive Retirement Plan at the times such deferred compensation payouts occur under the terms of those plans. Amounts that remain unpaid for more than 60 days after demand by the Company shall accrue interest at the rate used from time to time for crediting interest under the Deferred Compensation Plan.

1.4     Settlement of RSUs. There is no obligation for the Company to make payments or distributions with respect to RSUs except for the distribution of Shares with respect to vested RSUs. The issuance of one Share for each vested RSU (the “Settlement”) may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Company agrees not to exercise its right under the Plan to settle the RSUs in any medium other than Shares. Unless receipt of the Shares is validly deferred pursuant to the RSU Deferral Plan effective January 1, 2012, RSUs shall be settled as soon as practicable after they have vested (each date of Settlement, a “Settlement Date”), but in no event later than March 15 of the calendar year following the calendar year in which the RSUs vested. Notwithstanding the foregoing, the payment dates set forth in this Section 1.4 have been specified for the purpose of complying with the short-term deferral exception under Code Section 409A, and to the extent payments are made during the periods permitted under Code Section 409A (including applicable periods before or after the specified payment dates set forth in this Section 1.4), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payment obligations hereunder.

1.5     Termination of Recipient’s Employment; Extended Leave of Absence. If Recipient’s employment is terminated for any reason, including a voluntary or involuntary termination, or upon Recipient’s death, Disability or retirement, any unvested RSUs will be forfeited. If Recipient is on unpaid leave for more than six months, any unvested RSUs will be forfeited.

1.6     Shareholder Approval of Performance Criteria. Notwithstanding anything set forth in this Agreement, no RSUs will be settled, and the Company shall have no obligation to deliver Shares to Recipient, unless the shareholders of the Company approve the Company’s 2013 Amended and Restated Stock Incentive Plan proposed for consideration at the 2013 Annual Meeting of the shareholders of the Company.

(Senior Executives, Long Term Performance Vesting)

2.     REPRESENTATIONS AND COVENANTS OF RECIPIENT

2.1     No Representations by or on Behalf of the Company. Recipient is not relying on any representation, warranty or statement made by the Company or any agent, employee or officer, director, shareholder or other controlling person of the Company regarding the RSUs or this Agreement.

2.2     Tax Considerations. The Company has advised Recipient to seek Recipient’s own tax and financial advice with regard to the federal and state tax considerations resulting from Recipient’s receipt of the Award and Recipient’s receipt of the Shares upon Settlement of the vested portion of the Award. Recipient understands that the Company, to the extent required by law, will report to appropriate taxing authorities the payment to Recipient of compensation income upon the Settlement of RSUs under the Award and Recipient shall be solely responsible for the payment of all federal and state taxes resulting from such Settlement.

2.3     Agreement to Enter into Lock-Up Agreement with an Underwriter. Recipient understands and agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, Recipient will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by Recipient, including any the RSUs, provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

3.     GENERAL RESTRICTIONS OF TRANSFERS OF UNVESTED RSUS

3.1     No Transfers of Unvested RSUs. Recipient agrees for himself or herself, his or her executors, administrators and other successors in interest that none of the RSUs, nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with this Agreement.

3.2     Award Adjustments. The number of RSUs granted under this Award shall, at the discretion of the Committee, be subject to adjustment under the Plan in the event the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split up, combination of shares of Common Stock, or dividend payable in shares of Common Stock or other securities of the Company. If Recipient receives any additional RSUs pursuant to the Plan, such additional (or other) RSUs shall be deemed granted hereunder and shall be subject to the same restrictions and obligations on the RSUs as originally granted as imposed by this Agreement.

3.3     Invalid Transfers. Any disposition of the RSUs other than in strict compliance with the provisions of this Agreement shall be void.

4.     PAYMENT OF TAX WITHHOLDING AMOUNTS. To the extent the Company is responsible for withholding income taxes, upon the vesting of the Award Recipient must pay to the Company or make adequate provision for the payment of all Tax Withholding. It is expected that the Award will vest under Section 1.2 of this Agreement during a period in which trading is not permitted under the Company’s insider trading policy. To satisfy the Tax Withholding requirement, Recipient irrevocably elects to settle the Tax Withholding obligation by the Company withholding a number of Shares otherwise deliverable upon vesting having a market value sufficient to satisfy the statutory minimum tax withholding of Recipient. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by Recipient, Recipient will pay such additional amount to the Company immediately upon demand by the Company. If Recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to Recipient.

(Senior Executives, Long Term Performance Vesting)

5.     MISCELLANEOUS PROVISIONS

     5.1          Amendment and Modification. Except as otherwise provided by the Plan, this Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

5.2     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Recipient without the prior written consent of the Company.

5.3     Governing Law. To the extent not preempted by federal law, this Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to the construction and enforcement of contracts wholly executed in Oregon by residents of Oregon and wholly performed in Oregon. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in the County of Multnomah in the State of Oregon and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

5.4      Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 5.5 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

5.5     Attorney Fees. If any suit, action, or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

5.6     Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

5.7     Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

(Senior Executives, Long Term Performance Vesting)

5.8     No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

5.9     Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

5.10     Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have the final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be final, binding and conclusive upon Recipient and his or her legal representative in respect to any questions arising under the Plan or this Agreement.

5.11     Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company executive offices to the attention of the Corporate Secretary, or if to Recipient, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

5.12     Acceptance of Agreement. Unless Recipient notifies the Corporate Secretary in writing within 14 days after the Date of Grant that Recipient does not wish to accept this Agreement, Recipient will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.

5.13     No Right of Employment. Nothing contained in the Plan or this Agreement shall be construed as giving Recipient any right to be retained, in any position, as an employee of the Company or any Subsidiary.

(Senior Executives, Long Term Performance Vesting)

Recipient and the Company have executed this Agreement effective as of the Grant Date.

RECIPIENT	_____________________________________________________
Signature

Type or Print Name: ______________________________________

Social Security Number: ___________________________________

COMPANY	LITHIA MOTORS, INC.

By: __________________________________________________
Chris Holzshu, CFO

* Please take the time to read and understand this Agreement in its entirety. If you have any specific questions or do not fully understand any of the provisions, please contact Chris Holzshu in writing within 10 days of receipt of this Agreement.